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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM 12b-25

                              NOTIFICATION OF LATE FILING   SEC FILE NUMBER
                                                               0-24857

                                                            CUSIP NUMBER
                                                               73931C104

(CHECK ONE):  /X/Form 10-K and Form 10-KSB/ /Form 20-F / /Form 11-K / /Form
              10-Q and Form 10-QSB/ /Form N-SAR

                 For Period Ended: January 31, 2000

                 /  / Transition Report on Form 10-K
                 /  / Transition Report on Form 20-F
                 /  / Transition Report on Form 11-K
                 /  / Transition Report on Form 10-Q
                 /  / Transition Report on Form N-SAR

       For the Transition Period Ended: N/A

                 Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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                 If the notification relates to a portion of the filing
checked above, identify the Item(s) to which the notification relates: N/A

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PART I -- REGISTRANT INFORMATION
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Full Name of Registrant: POWER TECHNOLOGY, INC.

Former Name if Applicable: N/A

Address of Principal Executive Office (Street and Number)
          1000 W. BONANZA ROAD, LAS VEGAS, NEVADA 89106

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PART II -- RULES 12b-25(b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

       (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

       (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE
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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period.

The registrant was unable without unreasonable effort and expense to complete its accounting records and schedules in sufficient time to allow its independent certified public accountants to complete its audit of the registrant for its fiscal year ended January 31, 2000, before the required filing date for its Form 10-KSB.

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PART IV -- OTHER INFORMATION
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(1) Name and telephone number of person to contact in regard to this notification:
                    LEE A. BALAK           (702)      382-3385

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company
    Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 /X/ Yes  / / No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                / / Yes  /X/ No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                POWER TECHNOLOGY, INC.

    has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

    Date: APRIL 27, 2000              By:
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                                              LEE A. BALAK, PRESIDENT

_______________________________________________________________________________
                                    ATTENTION

  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                      VIOLATIONS (SEE 18 U.S.C. 1001).
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